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                                                                       Exhibit 2











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                                 MASTER CONTRACT



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                                 MASTER CONTRACT



THIS MASTER CONTRACT is made the 30th day of September 1998, by and between:


RHONE-POULENC AGRO, a French "Societe Anonyme" with a capital of 5,031,515,000 French Francs with its registered office at 14-20, rue Pierre Baizet 69009 LYON
- FRANCE, registered in Lyon under number B 969 503 309, represented by Mr. Philippe Dumont duly authorised in this capacity by a power of attorney granted by Mr. Alain Godard himself duly empowered by virtue of a Board resolution dated 18 September 1998, a certified copy of which is attached hereto (SCHEDULE A), Hereinafter referred to as the "VENDOR",


                                                             AS THE FIRST PARTY,



THE SCOTTS COMPANY, a company organised under the laws of the State of Ohio, U.S.A., the registered office of which is at 14111 Scottslawn Road, Marysville, Ohio, and represented by Mr. Jean H. Mordo, duly authorised in this capacity by virtue of a Board resolution, a certified copy of which is attached hereto (SCHEDULE B).
Hereinafter referred to as "SCOTTS",


                                                            AS THE SECOND PARTY,


SCOTTS CELAFLOR GMBH & CO. K.G., Oberlindau 54-56, 60323 Frankfurt a M, a company duly organised and existing under the laws of Germany, represented by Mr. Matt Reed duly authorized Hereinafter referred to as "SCOTTS KG"


                                                             AS THE THIRD PARTY,


"DAVID" SECHSUNDFUNFZIGSTE BETEILIGUNGS UND VERWALTUNGSGESELLSCHAFT GMBH, registered in the Commercial Register at the Local Court in Frankfurt am Main under HRB 43447, in future under the Company name Scotts Holding GmbH, a company duly organised and existing under the laws of Germany, represented by Mr. Matt Reed duly authorised Hereinafter referred to as "SCOTTS GMBH".


                                                            AS THE FOURTH PARTY,

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and


RHONE POULENC AGRO EUROPE GMBH, a German company having an address at Engesser Str. 8, 79108 Freiburg, Germany represented by Mr. Philippe Dumont, duly authorised Hereinafter referred to as "RPAEG".


                                                              AS THE FIFTH PARTY


SCOTTS FRANCE HOLDINGS S.A.R.L., a French societe a responsabilite limitee, having an address c/o Clifford Chance, 112 avenue Kleber, 75116 PARIS, represented by Mr. Matt Reed, Hereinafter referred to as "Scotts France Holdings".


                                                              AS THE SIXTH PARTY


SCOTTS FRANCE S.A.R.L., a French societe a responsabilite limitee, having an address at B.P. 161 CEDEX-2, 77 MARNE-LA-VALLEE 2, France, represented by Mr.Matt Reed, Hereinafter referred to as "Scotts France".


                                                            AS THE SEVENTH PARTY


SCOTTS BELGIUM 2 B.V.B.A, a Belgian company having an address c/o Clifford Chance, Avenue Louise 65, Box 2, 1050 Brussels, Belgium, represented by Mr. G. Robert Lucas, Hereinafter referred to as "Scotts Belgium 2".


                                                             AS THE EIGHTH PARTY


                                    RECITALS


WHEREAS :

The Vendor owns directly or indirectly at least the majority of the shares and voting rights in the following companies, each of which being part of the group of the Vendor:

1. RHONE-POULENC JARDIN (hereinafter "RPJ") whose registered office is at: 14-20 rue Pierre Baizet 69009 LYON, France, is a French "societe anonyme" which shall be transformed into a French societe par actions simplifiee prior to the Closing.

              RPJ has a nominal share capital of FF 36,000,000 divided into
              360.000 shares of FF 100 each, fully paid up (hereinafter "RPJ SHARES") 359.992 of which are owned by the Vendor, and 8 by Quisa, Societe de Developpement Rhone-Poulenc Investissement, Mrs.


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              Dominique Takizawa, Mr. Christian Ringuet, Mr. Thierry Bourgeron,
              Mr. Alain Godard and Mr. Pascal Housset, holding one share each in trust for the Vendor.

2. CELAFLOR HANDELSGESELLSCHAFT (hereinafter the "C HG"), a limited liability company organised under the laws of Austria, with a share capital of 12,500,000 ATS and whose registered office is at Bergheim.

              C HG has a nominal share capital of 12,500,000 ATS represented by one share fully paid up, (hereinafter "C HG SHARE") owned by RPAEG, a company organised under the laws of Germany.

3. CELAFLOR GMBH (hereinafter the "C GMBH"), a company organised under the laws of Germany, with a share capital of 5,050,000 Deutsche marks, whose registered office is in Ingelheim

              C GmbH has a nominal share capital of 5,050,000 Deutsche marks represented by one share fully paid up, (hereinafter "C GMBH SHARE"), owned by RPAEG, a company organised under the laws of Germany.

4. RHONE-POULENC AGRO SA, a company organised under the laws of Belgium, with a share capital of 20,000,000 Belgian Francs, whose registered office is in Brussels which holds assets in the home and garden business in Belgium.

RPJ Shares are or shall become legally and beneficially owned by the Vendor and the Vendor shall be able to procure their transfer to Scotts France Holdings SARL, a French societe a responsabilite limitee, and Scotts France SARL, a French societe a responsabilite limitee.

C HG Shares are or shall become legally and beneficially owned by RPAEG, and RPAEG shall transfer CHG Shares to Scotts GmbH, a company incorporated under the laws of Germany.

C GmbH Shares are or shall become legally and beneficially owned by RPAEG and RPAEG shall transfer C GmbH Shares to Scotts KG.

The Vendor shall procure the sale of the home and garden business and assets in Belgium, as listed in Schedule 3 (hereinafter the "BELGIAN BUSINESS"), by Rhone-Poulenc Agro SA to Scotts Belgium 2, a Belgian company. The RPJ Shares, the C HG Share and the C GmbH Share are hereinafter referred to as the "SHARES".

Scotts France Holdings SARL, Scotts France SARL, Scotts GmbH, Scotts KG and Scotts Belgium 2 are hereinafter referred to as the "PURCHASING SUBSIDIARIES".

RPJ, C HG, C GmbH are hereinafter referred to each as a "Company" and together as the "COMPANIES".

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The Companies operate businesses in home and garden products through food and specialist distribution channels within EU countries.

The Vendor desires to sell whether directly or through its subsidiaries and Scotts, which has interests in the same field of business as that of the Companies, desires to purchase the Shares and the Belgian Business, through the Purchasing Subsidiaries mentioned above, in order to extend its activities in Europe, on and subject to the terms and conditions contained in this Agreement.

The Vendor has decided to stop its activities in the "Territory" and in the field of "Plant Care Products", for sale and use by the general public as such terms are defined in Schedule 11.1 (as regards countries outside the Territory, the Vendor may still decide to carry on such activities) and Scotts and its Affiliates desire to carry on and develop these activities.

It has also been decided, as regards Household Insecticides (as defined in Schedule 11.1) and termite products for sale to and use by the general public, that these activities can be carried on by the Vendor and its Affiliates as well as by Scotts and its Affiliates.

In order to carry on these activities it is necessary that the Vendor grants to RPJ a licence to use Fipronil.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:


CLAUSE 1.     DEFINITIONS

              In this Agreement the words and expressions set out hereunder shall, unless the context otherwise requires, have the meanings respectively set opposite them:

1.1 "AFFILIATE" means any entity that directly or indirectly, through one or more intermediaries, now or hereafter controls or is controlled by or is under common control with a Party hereto, except that in countries where ownership of a majority or controlling interest by a foreign entity is not permitted by law, rule or regulations, the parent's direct or indirect voting interest may be less than a majority or controlling interest.

              "CONTROL" (including the terms "controls" "controlled by", "controlling" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity whether through the ownership of voting security, by contract or otherwise.



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1.2           "AGREEMENT" means this Master Contract and the Schedules attached hereto, the Additional Contracts, the Purchase Agreement, the Ancillary Agreements and all other documents and certificates referred to herein or therein.

1.3 "AUDITED BALANCE SHEETS" means the balance sheets of RPJ, C HG and C GmbH as at 31 December, 1997, prepared by the Companies and restated in accordance with United States Generally Accepted Accounting Principles ("US GAAP"), consistently applied in the Rhone-Poulenc Group and as audited by Coopers & Lybrand ("C&L").

1.4 "BEST OF VENDOR'S KNOWLEDGE" means any item known by managers of the Vendor, having made usual, diligent enquiries.

1.5 "CLOSING" means the closing of the sale and purchase of the Shares and the Belgian Business in accordance with the provisions of this Agreement.

1.6           "CLOSING ACCOUNTS DATE" means 30 September 1998.

1.7 "CLOSING ACCOUNTS" are the balance sheets of RPJ, Celaflor HG, Celaflor GmbH and the transferred assets of the Belgian Business at Closing Date stated in accordance with US GAAP, consistently applied in Rhone-Poulenc Group.

1.8 "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including :

              (a) the sale of the Shares and the Belgian Business by the Vendor to the Purchasing Subsidiaries,

              (b) the purchase of the Shares and the Belgian Business by the Purchasing Subsidiaries,

              (c) the execution, delivery, and performance of the Agreements ; and

              (d) the performance by the Vendor and Scotts and their respective subsidiaries of their respective covenants and obligations under the Agreements.


1.9           "FIELD" has the meaning set forth in SCHEDULE 11.1.


1.10 "FIXED ASSETS" means tangible and intangible assets as reported in the Closing Accounts of RPJ, C HG and C GmbH and in the financial statements of the Belgian assets at Closing Date.

1.11 "GLOBAL PROVISIONAL PRICE" shall have the meaning set forth in Clause 5.

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1.12          "INTELLECTUAL PROPERTY RIGHTS" means letters patent, trademarks, registered designs, utility models, home and garden product registrations, applications for any for the foregoing, copyrights, inventions, know-how and business trade and brand names.

1.13 "SELL" means to sell, assign, transfer and convey, and/or to procure the sale, assignment, transfer or conveyance.

1.14          "TERRITORY" means countries set forth in SCHEDULE 11.1.


1.15 "WARRANTIES" or "WARRANTIES" means each of the warranties referred to in Clause 8.

1.16 "WORKING CAPITAL" means the difference between (i) the sum of (a) inventory and (b) accounts receivable and (ii) the sum of accounts payable of each Company plus (i) the sum of (a) inventory and (b) accounts receivable of the Belgian Business.

1.17 "WORKING CAPITAL IN THE CLOSING ACCOUNTS" means Working Capital on the Closing Accounts Date.


CLAUSE 2.     SALE OF SHARES AND SALE OF BELGIAN BUSINESS

2.1 Subject to the fulfillment of the conditions precedent set out at Clause 6 hereof, the Vendor and Scotts undertake as follows:

              (a) The Vendor undertakes to sell to Scotts France SARL and Scotts France Holdings SARL, and Scotts agrees and undertakes that its subsidiaries, Scotts France SARL and Scotts France Holdings SARL purchase, 360.000 shares of RPJ, comprising the entire share capital of RPJ.

              (b) RPAEG undertakes to sell the C HG Share to Scotts GmbH and Scotts GmbH agrees and undertakes to purchase one share of C HG from RPAEG, comprising the entire share capital of C HG.

              (c) RPAEG undertakes to sell the C GmbH Share to Scotts KG and Scotts KG agrees and undertakes to purchase from RPAEG one share of C GmbH, comprising the entire share capital of C GmbH.

              (d) The Vendor undertakes to procure the sale of the Belgian Business by Rhone-Poulenc Agro SA. to Scotts Belgium 2 and Scotts agrees and undertakes that Scotts Belgium 2 purchases the Belgian Business.

2.2 At the Closing, the Purchasing Subsidiaries shall take the Shares with good title free of all encumbrances, liens, charges, purchase agreements, pre-emption rights or any other


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              restriction of whatsoever nature, and such Shares shall be freely transferable and shall not be the subject of any litigation or claim which may in any way prevent or hinder the unencumbered transfer to the Purchasing Subsidiaries of good title to the Shares.

2.3 The Purchasing Subsidiaries shall benefit from any subscription rights and participation rights attaching to the Shares transferred to them under this Agreement, as from 1st October, 1998.

2.4 The Purchasing Subsidiaries, as from October 1, 1998, shall be subrogated to all rights and liabilities attaching to the Shares transferred to them under this Agreement.


CLAUSE 3.     TRANSFER OF SHARES AND TRANSFER OF THE BELGIAN BUSINESS

3.1 At the Closing, the Shares shall be transferred with full title, at the same time to each of the Purchasing Subsidiaries and the Belgian Business shall be transferred to Scotts Belgium 2.

              It is an essential condition of this Agreement that all the Shares and the Belgian Business are transferred at the Closing.

3.2 The transfers of the C HG Share and the C GmbH Share are, in addition, subject to the provisions of the two additional contracts included in Schedule 3.2 (hereinafter collectively the "ADDITIONAL CONTRACTS") in order to fulfill the particular requirements of Austrian law and German law.

3.3 The transfer of the Belgian Business is, in addition, subject to the provisions of a specific contract (hereinafter the "PURCHASE AGREEMENT") in order to fulfill the particular requirements of Belgian law and to provide for the transfer of the Belgian Business.

3.4 The Parties hereto expressly agree that the transfers of ownership of the Shares and of the Belgian Business shall only result from the carrying out of the procedures set out in Clause 4 hereafter.


CLAUSE 4.     CLOSING

4.1 CLOSING. The Closing shall take place at a date and time mutually agreed upon, but in no event later than 7 October 1998.

4.2 The fulfillment of the last of the conditions precedent shall be notified by each of the Parties to the other(s) on the date of such fulfillment by registered letter with acknowledgment of receipt (or such other method of communication expressly agreed in


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              writing between the Parties such as facsimile).

4.3 As fundamental conditions in the absence of which the Parties would not have entered into this Agreement, as at the Closing, the following shall take place:

4.3.1         Delivery by the Vendor:

              (a)        The Vendor shall deliver to Scotts:

                         (i) share transfer forms or notarised deeds relating to the Shares, duly signed by Rhone-Poulenc Agro and Rhone-Poulenc Agro Europe GmbH;

                         (ii) any existing share accounts, share transfer books, in respect to the Companies;

                         (iii) satisfactory evidence to Scotts that all the records of the Companies, including among others all tax records such as detail schedules of tax depreciation of assets, all open years tax returns, all files and workpapers supporting tax returns, and a listing of dates and amounts of advance tax payments are in the premises of the Companies or an undertaking from the Vendor that they shall be transferred to the premises within 3 weeks of the Closing;

                         (iv)      resignation letters in the form set out in
                                   SCHEDULE 4.3.1 (a) (iv) hereto signed by the following members of the board of directors of each of the Companies taking effect as at the Closing: for Rhone-Poulenc Jardin, Alain GODARD, Dominique TAKIZAWA, Thierry BOURGERON, Pascal HOUSSET, Societe de Developpement Chimique (represented by Martine FOLLIOT), Societe QUISA (represented by Arnaud de JAUREGUIBERRY).

                         (v) resignation letter of the statutory auditors of each of the Companies (except if the statutory auditor is C&L or Deloitte & Touche);

                         (vi) a certified copy of the resolutions of the board of directors of each of the Companies accepting respectively the Purchasing Subsidiaries as the new shareholders;

                         (vii) certified copy of the convocation by the board of directors of the Companies of the Ordinary General Meetings of the Companies in order to name the new directors appointed by the Purchasing Subsidiaries;

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                         (viii)    a certified copy of the Articles of
                                   association of the Companies and all
                                   amendments thereto as of the Closing;

                         (ix) an "ETAT DES PRIVILEGES ET NANTISSEMENTS" and any German and Austrian equivalent documents dated after 24 July, 1998, evidencing that there are no liens or encumbrances on the Shares;

                         (x) a certificate from the "CONSERVATION DES HYPOTHEQUES" in each "DEPARTEMENT" where Rhone-Poulenc Jardin owns real property assets, dated after 31 July, 1998 and any German or Austrian equivalent, confirming that there are no mortgages, charges or liens over any of these real property assets;

                         (xi) any credit cards or telephone cards held by the outgoing members of the boards of the Companies;

                         (xii) a list of all authorised signatories to the Companies' bank accounts as well as new instructions signed by the previous authorised signatories naming the persons whose name will be provided by Scotts and the Vendor as new signatories to these accounts; and

                         (xiii) satisfactory evidence to Scotts that originals of all commercial contracts concluded by the Companies which have a minimum duration of one year and/or which are necessary for the course of business, are physically in safekeeping on the premises of the Companies or in the legal department of RPA; in this last case they shall be transferred to the Companies at the end of the Transitional Service Agreement set out in Clause 18;

                         (xiv) all documents, correspondence and supporting details relating to all tax examinations relating to the Companies (physically located on the premises of the Companies);

                         (xv) the original of the Ancillary Agreements set out in Clause 18 duly signed; and

                         (xvi) the documents relating to the transfer of the Belgian Business as listed in the Purchase Agreement included in SCHEDULE 4.3.1(a)
                                   (xvi).

              (b) In the event that one or any of these documents shall not be produced at the Closing by the Vendor, Scotts reserves the right:

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                         (i)       After having first called upon the Vendor to
                                   remedy such non-performance, to give notice to the Vendor by registered letter with acknowledgment of receipt, of the termination of this Agreement, if such request has received no response for a period of 3 months from the date of its receipt by the Vendor.

                         (ii) to reschedule the Closing to another date at its sole discretion and to sue for specific performance of the contract; or

                         (iii) to accept the non-delivery of one or more of the documents as set out in Clause 4.3.1.
                                   (a).

              (c) It is hereby agreed between the Parties that Scotts shall be entitled to exercise one or all of the rights conferred upon Scotts by the provisions by Clause 4.3.1
                         (b) hereto without prejudice to any right it may have to institute proceedings for damages.

4.3.2         Delivery by Scotts:

              (a) Scotts shall procure the payment of the first installment of the Global Provisional Price as set forth in Clause 5.2 by way of transfer of immediately available funds to the bank account to be specified by the Vendor. Scotts shall further deliver :

                         (i) evidence satisfactory to the Vendor that payment of the first installment of the Global Provisional Price of fifty-five million French Francs (55,000,000 FF) as set forth in Clause 5.2.1. has been made;

                         (ii) evidence satisfactory to the Vendor that an irrevocable letter of credit for an amount of eight hundred and eighty million French Francs (880,000,000 FF), has been issued in favor of the Vendor, as set forth in Clause
                                   5.2.1. and SCHEDULE 4.3.2.(ii);

                         (iii) a certified copy of the resolutions of the boards of directors of each of the Purchasing Subsidiaries authorising the purchase of the Companies and the Belgian Business.

              (b) In the event that one or any of these documents shall not be produced at the Closing by Scotts, the Vendor reserves the right:

                         (i) After having first called upon Scotts to remedy such non-performance, to give notice to Scotts by registered letter with acknowledgment of receipt, of the termination of this Agreement, if such request has


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                                   received no response for a period of 3 months
                                   from the date of its receipt by Scotts.

                         (ii) to reschedule the Closing to another date at its sole discretion and to sue for specific performance of the contract; or

                         (iii) to accept the non-delivery of one or more of the documents as set out in Clause 4.3.2 (a).

              (c) It is hereby agreed between the Parties that the Vendor shall be entitled to exercise one or all of the rights conferred upon the Vendor by the provisions by Clause
                         4.3.2 (b) above without prejudice to any right it may have to institute proceedings for damages.


CLAUSE 5.     PRICE

5.1 The Global Provisional Price for the Shares and the Belgian Business, in consideration of the Fixed Assets, tangible and intangible, and the Working Capital of the Companies is one billion twenty-four million eight hundred fifty-six thousand, eight hundred French Francs (1,024,856,800 FF) with Working Capital estimated at three hundred and sixteen million French Francs (316,000,000 FF) , this value of Working Capital being determined in the historical statement of the Companies and Rhone-Poulenc Agro Belgium for the period 1st October 1997 - 30 September 1998.

5.2           The Global Provisional Price shall be payable as follows:

5.2.1 At Closing (i) a payment of fifty-five million French Francs (55,000,000 FF) shall be made by Scotts France Holdings SARL, in consideration of the transfer of RPJ shares, and (ii) an irrevocable letter of credit issued by The Chase Manhattan Bank in conformity with the model presented in Schedule 5.2.1. shall be delivered to the Vendor for an amount of eight hundred and eighty million French Francs (880,000,000 FF) by Scotts. This irrevocable letter of credit will be called upon by the Vendor in case the Purchasing Subsidiaries do not fulfill their obligations of payment of Clause 5.2.2. below on or before 31 December, 1998; the irrevocable letter of credit will cease to have effect upon payment by the Purchasing Subsidiaries of the sum due. No interest shall be due on the amount of the irrevocable letter of credit until 15 December, 1998. Interest after such date shall be on the basis of 5% per annum.


5.2.2 On or before December 15, 1998, or by mutual agreement at a date not later than December 31, 1998, the Purchasing Subsidiaries will pay to the Vendor the amount of eight hundred and eighty-five million, eight hundred and fifty-six thousand and eight


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              hundred French Francs (885,856,800 FF) excluding interest payments resulting from the granting of a delay of payment beyond December 15, 1998, as follows:

              (a) Four hundred and ninety-six million, eight hundred and fifty-six thousand, eight hundred French Francs (496,856,800 FF) shall be paid by Scotts France Holdings SARL and Scotts France SARL to the Vendor, in consideration of the transfer of RPJ Shares;

              (b) Thirty-six million French Francs (36,000,000 FF) shall be paid by Scotts GmbH to RPAEG , in consideration of the transfer of C HG Shares;

              (c) Three hundred and thirty-seven million French Francs (337,000,000 FF) shall be paid by SCOTTS KG to RPAEG, in consideration of the transfer of C GmbH Shares;

              (d) Sixteen million French Francs (16,000,000 FF) shall be paid by Scotts Belgium 2 to the Vendor, in consideration of the purchase of the Belgian Business.

5.2.3 A payment of eighty-four million French Francs (84,000,000 FF) shall be made in four installments which will take place as follows:

              Four installment payments of twenty one million French Francs (21,000,000 FF) each shall be made by Scotts KG to RPAEG , on 1st October 1999, 1st October 2000, 1st October 2001 and 1st October 2002, in consideration of the transfer of C GmbH Shares.

5.3 The Global Provisional Price as defined in Clause 5.1 will be reduced by the amount of liabilities transferred at the Closing other than accounts payable already included in the Working Capital as set forth in Clause 5.1 and increased by the amount of cash and short term assets, other than inventories and receivables. It is stated that all provisions for retirement as indicated in all the balance sheets of the Companies at the Closing Accounts Date will be deducted from the Global Provisional Price when the Change Amount will be calculated. If the Purchasing Subsidiaries accept the provisions for retirement as indicated in the Closing Accounts, the Purchasing Subsidiaries shall not thereafter seek to modify such provisions.

              The Companies and the Vendor shall also settle all outstanding short-term financing arrangements at the time the payment due under CLAUSE 5.2.1.(ii) IS MADE.

5.4 The Global Provisional Price as set out in Clauses 5.1 and 5.3 hereof, is also subject to adjustment as set out in Clause 5.5.

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5.5           The difference between (i) the Working Capital in the Closing
              Accounts (hereinafter "A") and (ii) the Working capital as set forth in Clause 5.1 (hereinafter "B"), shall be determined by the Companies on the basis of the US GAAP applied in the Rhone Poulenc group and audited according to the procedure set forth below and in Clauses 5.5.1 through 5.5.8.

              If A is higher than B, the difference (A - B) will be paid by Scotts or the Purchasing Subsidiaries to the Vendor or its nominee(s) within five business days after the end of the procedure set out in Clauses 5.5.1 through 5.5.8.

              If A is lower than B, the difference (B - A) will be paid by Vendor or its nominee(s) to Scotts or the Purchasing Subsidiaries within five business days after the end of the procedure set out in Clauses 5.5.1 through 5.5.8.

              Such difference will be referred to as "Change Amount".

              The Change Amount shall bear interest on a rate of 5% per annum, from the Closing Accounts Date until the effective payment.

              In the event that the introduction of the Euro currency would affect the economic balance of this Agreement negatively, or render the above-referenced rates and indexes obsolete, the Parties agree to meet in order to decide, within the framework of existing laws and regulations, upon a different currency for payment or upon different rates and indexes that will achieve the same purpose.

              The Global Provisional Price adjusted by the Change Amount shall be the Price of the Shares and the Belgian Business.

5.5.1 In order to calculate the Change Amount, the Vendor shall procure that within fifty (50) days after the Closing a balance sheet as at Closing for each Company and a balance sheet as at Closing in respect of the Belgian Business ("THE CLOSING ACCOUNTS"), shall be prepared in co-ordination respectively with the Companies and Rhone-Poulenc Belgium and audited by C & L on behalf of the Vendor.

5.5.2 Within thirty (30) days of receipt by Scotts of the Closing Accounts, including the Change Amount as calculated by the Vendor and audited by C&L, Scotts will inform the Vendor in writing whether or not it accepts the Closing Accounts and the Change Amount, and if not, shall set out its objections in writing to the Vendor setting out in reasonable detail the amount and nature of any item or items which it does not accept. During this period of thirty (30) days, Scotts shall be permitted to inspect C&L's audit papers and present questions to the auditors in charge of the audit and the Vendor and Scotts must bear the costs of their respective advisers. If Scotts confirms in writing that it accepts the Closing Accounts and the Change Amount, or if it fails to inform the Vendor within thirty (30) days of receipt whether or not it accepts them, the Closing Accounts and the Change Amount shall be final and binding on the Parties. Any payment due by the Purchasing Subsidiaries or Vendor, as the case may be, in respect of the Change Amount shall be made within five (5) business days of the Change Amount becoming final.

5.5.3 If Scotts informs the Vendor in writing, in accordance with the previous clause, that it does not accept the Closing Accounts and the Change Amount, Scotts and the Vendor will hold discussions in good faith with a view to agreeing on the Closing Accounts. If such agreement is reached, and is confirmed in writing by the Vendor and Scotts, it shall be final and binding on the Parties. The Parties shall endeavor to settle amounts due under the Change Amount on 15 December, 1998. Any portion of the Change Amount that is undisputed shall be paid at such date.

5.5.4 Any dispute about the Closing Accounts which remains unresolved thirty (30) days after receipt thereof by the Vendor shall, at the request of the Parties be referred for final settlement to the "Paris" office of KPMG located at 3, Cours Valmy, 92923 Courbevoie Paris, La Defense Cedex (the "ACCOUNTING FIRM") within thirty (30) days of its appointment. Upon application by the most diligent party, the President of the Commercial Court of Paris will appoint a third party expert (the "EXPERT").

5.5.5 The terms of reference of the Accounting Firm or of the Expert, acting as a third party expert in the meaning of Article 1592 of the French Civil Code, will be to determine, within sixty (60) days of its appointment, and after hearing each Party and/or its advisors, the final Closing Accounts and the level of the Change Amount, taking into account all the conditions which reflect the intention of the Parties as set out in this Agreement.

5.5.6 The decision of the Accounting Firm or the Expert will be binding on the Parties without any right of appeal, which is irrevocably and expressly agreed by the Parties. However, it is here stated that, notwithstanding the designation of the Accounting Firm or the Expert, the Parties will be entitled to continue to negotiate between themselves in order to reach an agreement with regard to the Closing Accounts and the Change Amount, and they may continue to do so until the date on which the Accounting Firm or the Expert renders its decision, in which case the Parties will inform the Accounting Firm or the Expert of the termination of its assignment.

5.5.7 The fees and charges of the Accounting Firm and/or the Expert will be borne equally by the Vendor on the one hand, and the Purchasing Subsidiaries on the other hand. However, for the period during which the Closing Accounts and the Change Amount are in the dispute resolution process provided hereunder, starting from the date of written notification by Vendor under Clause 5.5.3 hereof, interest due on the Change Amount shall be equal to an interest rate of 5% per annum until the date of effective payment.

5.5.8 Scotts and the Vendor will co-operate fully with each other and, if applicable, with the Accounting Firm and/or the Expert to whom any dispute is referred (including giving all reasonable access to records, information and to personnel of the Companies) with a view to enabling the Closing Accounts and the Change Amount to be agreed between Scotts and the Vendor, and in particular Scotts shall make sure that the Companies shall permit the Vendor and their advisers (and, if applicable, the Accounting Firm and/or the Expert) to have access to, and to take copies of any books, records or information of, relating to or belonging to the Companies.

5.6 In addition to the Global Provisional Price and as part of the transaction encompassed by this Agreement, the Parties have agreed on the purchase by the Purchasing Subsidiaries from Vendor of access rights for specific research and development services, for a total amount of one hundred and fifty six million French Francs (FF156,000,000) payable over four years as provided for in the Research and Development Services Agreement in Clause 18.


CLAUSE 6.     CONDITIONS PRECEDENT

6.1 The effectiveness of this Agreement is conditional upon the realisation of the following conditions precedent:

              (a) Transformation of RPJ from a societe anonyme into a "societe par actions simplifiee";

              (b) Notification by Scotts of the transaction to the German Federal Cartel Office.

              (c) Agreement of the Parties on the conclusions of the Environmental Audit conducted by an external firm (Woodward & Clyde), appointed by the Parties during August-September 1998, such conclusions must be communicated to the Parties before the Closing. The commitment of the Vendor to remedy shall not in any case exceed the cost of remediation estimated in the Environmental Audit. The Vendor shall complete the remedial action before June 30, 1999. If such remedial action is not completed before June 30, 1999, Scotts will have the remedial action completed and the cost will be borne by the Vendor within the limited amount stated in the Environmental Audit. It is expressly agreed that the cost of remediation shall be borne fully by the Vendor and therefore the thresholds set out in Clauses 9.2.1 and 9.2.2 shall not apply.

6.2 Both Scotts and the Vendor shall do their best efforts to obtain the realisation of the conditions precedent set out in Clause 6.1 in the most expeditious and efficient manner.

CLAUSE 7.     CONDITIONS OF CLOSING

              The obligation of the Purchasing Subsidiaries to purchase the Shares and the Belgian Business shall be subject to the fulfillment or written waiver of each of the following conditions:

7.1 All the pre-emption rights set out in any shareholders agreement shall have been waived to the reasonable satisfaction of Scotts.

7.2 The Companies shall not have filed a petition for bankruptcy or for "REDRESSEMENT JUDICIAIRE" and such petitions for bankruptcy or "REDRESSEMENT JUDICIAIRE" have never been filed by a third party against them.

7.3 No judgment, order, rule, injunction, decree, law or regulation shall exist that restrains or prohibits the consummation of any other transactions contemplated therein.

7.4 The absence throughout the period between the signature of the present Agreement and the Closing, of any event specifically concerning the Companies of a nature to directly, adversely and significantly affect the financial situation, the functioning and the future profitability of the Companies.


CLAUSE 8.     REPRESENTATIONS AND WARRANTIES OF THE VENDOR

              The Vendor hereby represents and warrants to Scotts and to the Purchasing Subsidiaries, and save as disclosed in any of the Schedules hereto or expressly provided for hereunder and subject to any matter or thing hereafter done or omitted to be done at the request or with the approval of Scotts, that each of the warranties set forth below is true and accurate at the Closing.

              It is expressly agreed between the Parties that when a French law or regulation is referred to in the following declarations and warranties, the equivalent German and Austrian law or regulations shall be deemed to be referred to as regards, respectively, C HG and C GmbH. By "equivalent German law or regulations" the Parties understand any provision of German or Austrian law being as close in substance as possible to the French law or regulation referred to in the representations and warranties, but not necessarily identical to such provisions of French law.

              The warranties applying to the purchase of the Belgian Business will be expressly stated in the Purchase Agreement.

8.1           Representations

8.1.1         Authority of the Vendor

              The Vendor has full authority to enter into this Agreement and to perform the obligations or obtain the rights provided for hereunder. No consent, permission or court decision is required in this respect. This Agreement constitutes a valid obligation of the Vendor which is enforceable, in accordance with its terms.

8.1.2         Title to shares

              The Vendor warrants that it has good, free and marketable title to the RPJ Shares, clear of any liens and encumbrances. There are no restrictions on dividend payments or capital restrictions other than those imposed by law.

              RPAEG warrants that it has good, free and marketable title to the C HG Share and the C GmbH Share, clear of any liens and encumbrances. There are no restrictions on dividend payments or capital restrictions other than those imposed by law.

8.1.3         Shareholdings

              The Companies have no subsidiary or any shareholding in any company, association, commercial organisation or any other entity of whatsoever nature and have never held any shareholding in any entity in respect of which the retiring shareholder remains liable vis-a-vis third parties for the whole of the debts in such entity prior to its departure. As at the Closing, the Companies will not hold any shares except short term investment of funds in securities made in the context of normal day-to-day management.

8.1.4         Incorporation and Authorisations to do Business

              (a) SCHEDULE 8.1.4.(a) hereto sets out with respects to the Companies (i) their company name (ii) their business name (iii) details of their incorporation and registration (iv) their share capital (v) the members of their board of directors or manager (vi) their statutory auditors and (vii) their financial year.

              (b) The Companies are duly incorporated and operate in accordance with law and their Articles of Association, an up to date certified copy of which has been delivered by the Vendor to Scotts.

              (c) The Companies hold all authorisations, certificates, licences, permits or titles necessary for the business as currently conducted, a list of which is as per
                         SCHEDULE 8.1.4 (c) (hereinafter the "Permits"). The transfer of the Shares to the Purchasing Subsidiaries shall not affect the Permits.

              (d) The minute books of meetings of the board of directors and of the shareholders general meetings of the Companies, together with the registers of attendance of the board of directors and the attendance sheets of the general meetings of the Companies comply with material regulations currently in force and all the signatures and initials relating to the board of directors and the general meetings and, more generally, to all decisions of the business taken to date have been affixed thereto.

              (e) All necessary publicity formalities following resolutions passed at meetings of the Companies have been carried out both by way of appearing in legal gazettes and at the Commercial and Companies Registries, in accordance with regulations in force.

              (f) The originals of all the official documents of the Companies are held at the respective registered offices of the Companies or in the Legal Department of Vendor.

              (g) More generally, all material legal, statutory and other legal requirements currently in force have been complied with particularly in respect to the incorporation of the Companies, decisions taken in meetings thereof and all business activities carried out by the Companies.

8.1.5         Share capital - Shares issued by the Companies

              (a) The share accounts, the share transfer register and the share transfer forms of the Companies are and will be as at the Closing in compliance with material regulations currently in force and will be up to date. The transfers of the Shares have been carried out in accordance with material regulations currently in force. The Shares of the Companies are not quoted on the official list of a Stock Exchange or on a Unlisted Securities Market and have not appeared within the last five years on the daily listing of securities or on the "HORS COTE" market.

              (b) The Shares are nominative, fully paid up, and are not encumbered by any mortgage or charge of any kind whatsoever, are freely negotiable and transferable and are not subject to any breakdown in ownership (i.e. "USUFRUIT" and "NUE-PROPRIETE"), option, pre-emption right, preference right or any right of any nature whatsoever.

              (c) Except for the three stock option plans currently in force and disclosed in SCHEDULE 8.1.5 (c), no option, priority right, preference or pre-emption arrangement exists over the Shares.

              (d) The Companies have never issued any preference shares, non-voting preference shares, any convertible debentures into shares, exchangeable against shares or with a right to subscribe for shares, any industrial shares ("PARTS D'INDUSTRIE") and, more generally, the Companies have never issued any securities giving rise to the right, either by way of conversion, exchange, reimbursement, presentation of warrants or in any other way to the allocation at any time on a fixed date of securities which, to this effect, are or would be issued and would represent a proportion of the share capital in the Companies.

                         No shares exist in the Companies with a double voting right and no limitation has been imposed upon the right to vote pursuant to Article 177 of the law dated 24 July 1966.

              (e)        No issue of debentures is currently in progress.

                         No subscription for such loan notes is currently in progress.

8.1.6 Sureties, guarantees, "AVALS", undertakings and letters of comfort granted by the Companies or the Vendor

              The Companies have not granted any sureties, guarantees, "AVALS" undertakings or letters of comfort for the performance of obligations entered into either by third parties, or by any of the Companies, and the Vendor has not granted any sureties, guarantees, "AVALS", undertakings or letters of comfort for the performance of obligations entered into by the Companies other than those sureties, guarantees, "AVALS", undertakings or letters of comfort appearing at SCHEDULE 8.1.6. More generally, no off-balance sheets commitments exist other than those set out in
              SCHEDULE 8.1.6.

8.1.7         Balance Sheets and Annual Accounts

              The combined balance sheets as well as the profit and loss accounts and schedules to the annual accounts of the Companies respectively as at 31st December 1997, audited by C&L (hereinafter referred to as the "ANNUAL ACCOUNTS") as appearing at Schedule
              8.1.7 (a) and the situation appearing in the 30 June 1998 Balance Sheet, have been prepared in conformity with US GAAP , consistently applied by Rhone-Poulenc and in accordance with applicable laws and regulations. They fairly represent in all material respects the financial and patrimonial situation of the Companies for the period to which they relate.

              (a) In the Closing Accounts, the 30 June 1998 Balance Sheet and the Annual Accounts, all outstanding payments including all holiday payments, profit sharing and other personnel expenses, even which are non tax deductible, and, more generally, all payments relating to the business activities of the Companies and to the trading activities carried out by the Companies have been taken into account.

              (b) The approval of the accounts relating to the financial year ending 30 September 1998 by the Purchasing Companies in ordinary general meetings of the Companies shall not result in any derogation from the terms hereof nor any discharge from the liabilities undertaken by the Vendor.

              (c) The Companies benefit from losses and depreciation deemed to be carried forward and appearing in the Annual Accounts.

              (d) More generally, except as disclosed to Scotts, none of the Companies has any liabilities not appearing in their accounts.

8.1.8         Employees of the Companies - Employment regulations

              (a) The individuals employed by the Companies are indicated in the list attached at SCHEDULE 8.1.8 (a). The originals of all the contracts of employment, as well as details of the stock option plans, retirement and pensions scheme and other employment benefit schemes relating to the Companies, the employee profit sharing schemes, and employee participation agreements relating to the Companies are held at the respective registered offices of the Companies.

                         A note on the loans granted to executives, employees and workers of the Companies and to the organisations which collect compulsory investment subsidies in the construction field and guarantees granted by the Companies for such loans is set forth in SCHEDULE 8.1.8
                         (a).

              (b) Scotts has received a copy of the Collective Bargaining Agreement relating to each of the Companies, that is to say : CONVENTION COLLECTIVE DE LA CHIMIE, together with the Internal Rules of each of the Companies.

              (c) No employment contract, service contract or particular benefits given by any of the Companies to any of their Directors or Chairman, excepting those accorded to the Managing Director as is set forth in SCHEDULE 8.1.8
                         (c), will be in force as at the Closing.

              (d) None of the Companies has granted any employment advantage, subsidy or bonus and has not entered into any pay agreement outside its usual field of business activity, and no employee of any of the Companies benefits from any particular advantage differing from the general provisions of the relevant contracts or from any clauses more favourable than those provided for by the law or within the context of the relevant Collective Bargaining Agreement.

              (e) The Companies are not in breach of any clause of such contracts. All salaries, commissions, other payments and repayments and payment of expenses due to the beneficiaries of the said contracts and undertakings and, more generally, to all of the employees as at the Closing, have been duly and fully paid in respect of which a provision has been duly made.

              (f) The Companies have at all times, up to the date hereof or shall have at the Closing, complied with all social security regulations. The Companies are up to date in the payment of their contributions relating to Social Security, family allowances and the various organisations dealing with retirement and unemployment and, more generally, with all other contributions or payments connected with social welfare. No claim, investigation or dispute exists in connection with the social welfare organisations as at the date hereof.

              (g) To the best of Vendor's knowledge, no employment unrest or threat of strike within the Companies exists as at the date hereof.

              (h) C GmbH will not have to pay any amount or indemnity whatsoever pursuant to a restriction of the scope of the AUH - UNTERSTUTZUNGSKASSE.and it has fulfilled all its obligations under section 16 of the mandatory German Act for the Improvement of Company Pensions (GESETZ ZUR VERBESSERUNG DER BETRIEBLICHEN ALTERSVERSORGUNG - <<BETRAVG>>).

              (i) C HG will not have to pay any amount or indemnity whatsoever pursuant to any invalid provisions of its pensions schemes.

8.1.9         Real Property (land and buildings)

              (a) SCHEDULE 8.1.9 (a) lists for each of the Companies all the buildings and other real property including land ("PROPERTY"):

                         (i) fully owned and indicating any securities granted and any easements in respect thereof,

                         (ii) occupied pursuant to any lease or option arrangements,

                         (iii)    occupied pursuant to a commercial lease,

                         (iv)     occupied without security of tenure
                                  ("convention d'occupation"), together with a brief description of the Property.

              (b) The Companies have full title to the Property of which they are owners free of all liens, mortgages, other security or any other encumbrance of whatsoever nature, other than those set out in SCHEDULE 8.1.9
                         (b) and the Companies have the right freely to use or dispose thereof. The Companies have not entered into any agreement for the transfer of all or any part of the Property either by way of gift for valuable consideration or otherwise, to encumber the whole or any part of the Property with any right whatsoever in favour of third parties.

              (c) The Companies enjoy the possession of the Property they own without any restriction.

              (d) The Companies have no right or obligation to purchase any other property, land or premises whatsoever.

              (e) The Companies are lessees of the premises and/or Property in which they carry on their business activities, as such leases are set out in SCHEDULE 8.1.9(a), it being understood that such Property and/or premises may be used for the purposes of which they are intended and conform with all relevant legislation and regulations. The Companies enjoy commercial ownership ("propriete commerciale") with regard to all the premises which the Companies occupy except as set forth in Schedule 8.1.9 (a).

              (f) The Companies are not the beneficiaries of any other lease, any sale and lease back agreement or any other rights to occupy relating to any property which does not appear in any of the Schedules listed above.

              (g) The Companies are not in material default under regulations relating to the construction, occupation and use of the Property and, in particular, with all orders, local housing regulations, specifications, rules of co-ownership and internal regulations. To the best of Vendor's knowledge, there are no town planning provisions or other regulations which restrict the use or reduce the value of the Property.

              (h) No easement exists over the Property other than those resulting from the natural location of the Property and the town planning rules applying thereto and those indicated in the title deeds of the Companies. Each Property and the use thereof respects such easements.

              (i) The Property is free of all actions for revocation, cancellation or rescission, and is not subject to any proceedings for expropriation, requisition or any steps leading to such proceedings.

              (j) The Property is not subject to any right of pre-emption or preference.

             (k) All demolition permits, building permits and all other necessary declarations or authorisations and approvals (the "Authorisations") have been properly applied for, obtained and published as far as the construction of each Property is concerned and all works relating thereto, including maximum load factors for the occupation of each floor and the legal density limit (COS and PLD). To the best of Vendor's knowledge, the Authorisations are not subject to any objection by third parties or withdrawal during the legal time limits which have yet to expire. The corresponding certificates of conformity have been obtained.

             (l) The Property is in a normal state of repair, maintenance and functioning, free of all major defects and subject to appropriate security measures. All reserves made at the time of the delivery of the Property have been released. The Property meets material regulations currently in force (in particular with regard to security, hygiene and work conditions) relating to the different business activities carried out therein and all necessary opening authorisations ("autorisations d'ouverture") have been duly obtained. All the observations made by the security commission during its inspections of the Property or otherwise have been duly taken into account.

             (m) Each Property is covered by the insurance policies referred to in SCHEDULE 8.1.9 (m). These policies are still in force and all premiums have been duly paid up to the Closing.

             (n) None of the Parties to any contracts relating to the Property is in default. In particular, all rents, charges, property taxes, rental payments and other costs which may be due or will become due by the Companies have been paid or an appropriate provision has been made in respect thereof.

             (o) The Companies shall validly be able to exercise, as from the proper date, the options that they hold under the terms of the sale and lease back agreements or contract providing for a purchase option. The Companies have not entered into any purchase deed relating to any parcel of land which has entailed the giving up on an undertaking to build.

             (p) The Companies have not granted any lease or sub-lease, all the Property being used for their own needs and business activities and they do not include any private accommodation including employees accommodation ("logement de fonction").

             (q) The Property is included in the accounts for each of the Companies as fixed assets.

8.1.10       Fixtures, plant and machinery

             (a) Each of the Companies have full ownership, as at the date hereof, of the fixtures, fittings, plant, installations and equipment and other elements of the assets set out in the Annual Accounts, free of any claim, restriction or any encumbrance whatsoever with the exception of any equipment rented under hire-purchase and leasing contracts as set out in
                          SCHEDULE 8.1.10 (a).

             (b) All these fixtures, fittings, plant, machinery and equipment appearing as assets in the Annual Accounts are not, as at the date hereof, subject to any pledge or other lien save for the pledges and liens set out in SCHEDULE 8.1.10 (b).

             (c) The Companies may validly exercise on the due date the options held under the terms of the sale and lease back agreements and the Companies have satisfied all terms and conditions to which they are bound pursuant to such sale and lease back agreements.

             (d) All the fixtures, installations, plant, equipment and fittings are in good working order and may be used for the purposes for which they are intended and conform to all applicable legislation and regulations. All these assets are globally sufficient for the Companies to carry out their activity as such activity is currently carried out.

8.1.11       Contracts in force

             (a) SCHEDULE 8.1.11.(a) (i) comprises a list of all contracts in force except for employment contracts, commercial leases, purchase agreements, contracts for an amount inferior to FF. 500,000 or having a duration inferior to twelve (12) months and other contracts specifically mentioned or set out elsewhere in this Agreement or in its schedules, entered into by the Companies. Scotts has also been given by the Vendor a list and a summary of all contracts in force (other than those set out above in SCHEDULE 8.1.11.(a) (i)) for an amount of at least FF. 500,000 or having a duration of at least 1 year which are set out in
                          SCHEDULE 8.1.11.(a) (ii). Since Scotts has not had the opportunity to review these contracts, it is expressly agreed that it will have a period of 30 days from Closing to examine these and if, in the opinion of Scotts, they impact in a material adverse manner the value of the Companies to Scotts, as at 30 September 1998 and as previously conducted by Vendor, the Parties will discuss in good faith an adjustment to the Global Provisional Price of the Shares or the Price as the case may be. If no agreement can be reached within a further period of 30 days, the Parties expressly agree that they shall put in motion the Settlement of Disputes procedure set out in Clause
                          23. It is further agreed that any reduction in the Global Provisional Price or the Price as the case may will be excluded from the thresholds set out in Clauses 9.2.1 and 9.2.2 and therefore, such reduction shall be due in full.

             (b) All the contracts entered into by the Companies are in force and are not subject to any dispute or legal action except those set out regarding litigation in
                          SCHEDULE 8.1.11.(b) and the Fisons contracts which are under renegotiation as listed in SCHEDULE 8.1.11.(a). To the Vendor's knowledge none of the parties to those contracts intend to discontinue those or significantly modify their terms. The contracts are valid and enforceable according to their terms.

             (c) The Companies are not bound within the sphere of their trading activities with third parties by any particular contract, particularly by way of sub-contract which may contain clauses conferring upon these third parties any rights other than those which are usual and normal. There are no onerous or unusual contracts binding upon the Companies. Third parties and damage risks are fully covered in these contracts with financially sound and reputable insurance policies against all risks customarily insured. All insurance policies are in full force.

             (d) With the exception of those set out in SCHEDULE 8.1.11(d), no contract exists providing for early termination, early payment or amendment to its provisions in the event of a change of control in each of the Companies, and the transfers of the Shares in favour of the Purchasing Subsidiaries shall not cause the early termination of any subsidies, any contract such as leases, loan agreements, hire contracts, leasing agreements, supply or distribution agreements or any others and, more generally, supply or distribution agreements or any others and, more generally, the transfer of the Shares in favour of the Purchasing Subsidiaries shall have no prejudicial effect on the contractual obligations of the Companies vis a vis all third parties.

8.1.12        Suppliers and customers

              A list is attached in SCHEDULE 8.1.12 showing the top ten customers and suppliers of the Companies by volume of sales in French Francs and purchase respectively for each of the fiscal years ended 31 December 1996 and 31 December 1997.

              The Companies have not received any indication from any material supplier to the effect that they have no reason to believe that such suppliers will stop, or materially decrease the rate of, or change the terms with respect to supplying materials, products or services to the Companies.

              The Companies have not received any indication from any of their customers to the effect and they have no reason to believe that such customers will stop, or materially decrease the rate of purchase of the products of the Companies.

8.1.13        Bank accounts

              The Companies have opened the bank accounts or postal accounts and possess those credit and charge cards appearing in SCHEDULE 8.1.13 together with the list of the authorised signatories to these accounts.

8.1.14        Litigation

              (a) The Companies are not involved, nor to their knowledge are they threatened by, any proceedings, claim, litigation, demand or administrative enquiry, or any arbitration and no procedure, claim or arbitration of any nature whatsoever is about to be issued by the Companies or against any person whose acts are likely to give rise to a liability on the part of the Companies, with the exception of those proceedings listed in SCHEDULE 8.1.11 (b) and provided for in the Annual Accounts, and the 30 June 1998 Balance Sheet. The Vendor certifies that the said provisions are sufficient to cover the risks relating to such disputes.

              (b) The Companies are not at risk of any criminal liability by virtue of an infringement of law or a regulation in accordance with the provisions of
                          Article 121-2 of the New Penal Code, except as disclosed in SCHEDULE 8.1.11 (b).

              (c) None of the penalties provided for by Articles 131-37 to 131-49 of the New Penal Code has been imposed upon the Companies. Likewise, no proceedings are in progress against the Companies which might result in the imposition of one of the penalties provided for in the above mentioned Articles.


8.1.15        Conformity with various regulations

              (a) The Companies have acted in accordance with the various laws or other regulations applying to them and conducted their businesses in accordance.

                         The companies hold all products registrations, accreditation and other certifications relating to the conduct of their businesses as currently conducted except as is set forth in SCHEDULE 8.1.15(a).

              (b) The services and procedures of the Companies have not been the subject of any criticism on the part of any consumer watchdog organisations or the press. Furthermore, the Companies have maintained normal commercial relations with their suppliers and their clients and they have acted in accordance with French economic legislation, together with European Union legislation, in particular with regard to price and competition, and no claim or investigation for infringement of the legislation relating to prices or competition is in existence.

8.1.16        Stocks and Products

              (a) The Companies' stocks are made up of goods of a sufficient quantity and are of good and merchantable quality, and may be used and sold in the normal course of business. The goods which are no longer on the market and those of inferior quality or slow-moving have been depreciated in the accounting books of each of the Companies to their effective resale value, or corresponding provisions have been made in respect of them.

              (b) The value of the stocks as at 31 December 1997 and as in the Closing Accounts has been established in accordance with the usual rules of valuation that have always been employed by each of the Companies, in conformity with US GAAP, consistently applied within the Rhone-Poulenc Group.

              (c) There have not been any product recalls, withdrawals or seizure with respect to any products manufactured, sold, leased or delivered by the Companies or with respect to any services rendered by the Companies during the last year.

              (d) The Companies do not have any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products or equipment manufactured, sold, leased, or delivered by the Companies or with respect to any services rendered by the Companies.

8.1.17        Accounts Receivable and Provisions

              (a) The receivables of the Companies outstanding in the Closing Accounts are certain and will be payable within one year after Closing and provision has been made for them in accordance with the accounting principles in force. To the best of Vendor's knowledge, none are subject to counter claim or compensation, nor are any due and payable which remain unpaid as at the date hereof, with the exception of those in respect of which provision has been made in the Closing Accounts.

              (b) The Companies have made all necessary provisions in respect of refunds, rebates or any other benefits or regular or annual undertakings given in favour of their clients and, more generally, the necessary provisions have been made in respect of all taxation, whether direct of indirect, imposed or which may be imposed upon the Companies.

8.1.18        Intellectual property rights - Proprietary information

              (a) The Companies have valid, full and unrestricted, title to their company names, except for RPJ, and commercial names and this right cannot be contested and does not infringe the right of first use of any other entity nor the rights of any other holder of any trademark or any name.

              (b) The Companies have valid, full and unrestricted title, by reason of having registered, applied for registration, or protected them, to the trademarks, patents applications, designs and copyrighted works in (countries) full list of which is set out in SCHEDULE
                         8.1.18 (b), in all countries in which such trademarks, patent applications, designs and copyrighted works have been registered. This Schedule also comprises a list of trademarks, patents drawings, designs and copyrights which the Companies are entitled to use under license.

                         Trade names held in reserve by the Companies for use in their home and garden businesses in (countries) are also listed in this Schedule.

              (c) These rights have been properly protected and registered and are enforceable in accordance with legislations in force in (countries), without restriction or dispute.

              (d) Except as disclosed in SCHEDULE 8.1.18 (d), the Companies are the only owner or holder of these rights, free from any lien, pledge, licence or other contract or restriction.

              (e) The Companies have not received notice of any claim, dispute or notification relating to these intellectual property rights which furthermore are not the object of any dispute or infringement.

              (f) The Companies have carried out all necessary formalities, have paid all amounts and taken all necessary steps to maintain and protect these rights in respect of any authorities and third parties.

              (g) These rights are not subject to any other charge, restriction tax, condition or payment obligation except for those mentioned in the agreements listed in
                         Schedule 8.1.18(d).

              (h) No action claim, suit, threat or similar risk (or proceedings concerning any one of these risks) relating to the infringement or breach of any patent, know-how, trademark or business name, has been made against any of the Companies and no fact or omission may serve as a basis for any such claim. The business, operations and activities of the Companies have not been and are not subject to any claim for the infringement of any right belonging to a third party relating to patents, trademarks, know-how, technology and other similar protected or registered rights.

             (i) In addition, the Companies have as at the date hereof, and shall continue to have good title to the know-how and the business trade in order for them to carry-on with the business after the date hereof and after the Closing in the same conditions as before.

                          The Companies will continue to be provided and supplied by companies affiliated to the Rhone-Poulenc Group with specific contracts or products in accordance with the Ancillary Agreements.


8.1.19       Insurance

             (a) SCHEDULE 8.1.19 (a) comprises a list of insurance policies taken out by the Companies with reputable insurance companies covering the assets and risks deemed to be usually covered according to normal conditions and in particular in respect of all loss of trading and product liability.

             (b) The Companies are up-to date in the payment of all premiums, and have complied with all formalities and contractual clauses set out in these insurance policies.

             (c) These policies comply with the provisions of the contracts referred to herein and, in particular, with all contractual, legislative or obligatory provisions which apply to the Companies.

             (d) The Companies have not suffered any damage which could hinder the uninterrupted pursuit of their normal activities, or having affected in any manner their ability to obtain insurance.

8.1.20       Loans and dividends

             The Companies have the benefit of banking facilities and loans which may or may not have to be reimbursed as indicated in
             SCHEDULE 8.1.20. Also appearing in this Schedule are the loans and other facilities granted by the Companies to third parties. All these loans and facilities have been validly granted at usual and normal conditions, more particularly in relation to remuneration and depreciation. Dividends which may have been allocated during the financial years preceding the current financial year have effectively been paid to their beneficiaries.

8.1.21        Environment

              (a) The Companies are not in breach under any material French, German and Austrian and European transport, pollution, environmental and health regulations.

              (b) The Companies have undertaken, conducted and carried out their business activities for the production, packaging, preservation or the stocking of hazardous or dangerous products and materials in accordance with all material and applicable French, German, Austrian, Belgian and European laws and regulations relating to the transportation, production, packaging, labelling, handling, storage and distribution of hazardous or dangerous products and materials.

              (c)           The Environment Audit is set forth in SCHEDULE
                            8-1-21(c).

              (d) None of the Companies have caused any off-site releases of any products, materials, substances, preparations, packaging or waste that would cause any future remediation liability or financial penalties for the Companies or the Purchasing Companies.

              (e) There is no judgment, ruling, judicial or administrative decision compelling or charging the Companies to stop all or any part of its activities due to some nuisance affecting the neighbourhood or due to pollution.

8.1.22        Business ("FONDS DE COMMERCE")

              The Companies are the owners of the businesses having created them at the time of their incorporation or having validly acquired such business. The businesses of the Companies have always been run in a normal and proper way with the object of maintaining their activities and preserving their existence as businesses. These businesses are free from all liens.

8.1.23        Receivership

              None of the Companies is and has ever been subject to any winding up, liquidation or dissolution procedure, ("REDRESSEMENT JUDICIAIRE" or "LIQUIDATION JUDICIAIRE") have never suspended payments ("CESSATION DE PAIEMENT"). None of the Companies is subject to a "PROCEDURE D'ALERTE" or composition procedure.

8.1.24        Tax regulations

              (a)           Definitions:

                            (i) the words "tax regulation" used in this Agreement mean tax or customs law as well as decrees, orders, memorandums or other texts of application or interpretation or such regulation applicable in a given country as well as any international treaty (including the derivative tax - directive, regulations or others - of this treaty).

                            (ii) the terms "tax" or "taxation" used in this Agreement mean any taxes, duties, rights, deductions, contributions or charges, including especially income tax , withholding tax, deductions, indirect taxes, local taxes, V.A.T., sales taxes, standby or monopoly charges, registration or stamp duties, customs duties, wage taxes and social contributions imposed or collected by any State or by organisation or local authority, national or supranational, or any organisation and including the interest, penalties, fines, reassessments and other related charges.

              (b) The Companies are in complete compliance with the tax regulations applicable to them, whether they be French, German, Austrian or from other countries.

              (c) The Companies are, and always have been up to date in the payment of their taxes (including advance payments), or have constituted sufficient provisions or registered sufficient charges to be paid, in the Closing Accounts to face the payment of the said taxes. All the payments made by the Companies which should give rise to a withholding tax have always been paid, at the due date, to the tax authorities having jurisdiction over the said tax. A listing of all dates and amounts of advance tax payments is set forth in SCHEDULE 8.1.24(c) for 1998 and 1999.

              (d) All the tax returns and in a general way all the formalities or documents imposed by the tax regulation (intended notably, but without this being limited, to the calculation or examination of the amount of a tax or of its basis) have always been accomplished, subscribed or deposited by the Companies within the time limits allowed by the tax authorities. To the best of Vendor's knowledge, these returns or documents have always been and remain, true and complete. The Companies have always replied within the time limits and in a complete and true manner to any request emanating from a competent tax authority and have always satisfied within the time limit granted to them in which to reply or produce documents or information or give their comments in any administrative or judicial procedure with a competent tax authority.

                            There are no taxes to be assessed against the Companies from 1 October 1998, which relate to any event or any period of time that took place entirely or partly before such date.

                            In the event that such taxes would be assessed against the Companies, the Vendor undertakes to indemnify the Companies for the amount paid by these Companies in consideration of such taxes.

              (e) The basis and the amount of tax which each Company has owed, still owes or will owe in whatsoever respect, have always been properly determined in compliance with tax regulations.

              (f) The Companies have available all the documents needed to justify the information contained in the returns or documents referred in Clause 8.1.24 (d), as well as the applied tax or customs regulations. The Companies have available all the documents necessary to justify the existence and the amount of any tax losses to be carried forward (whether it concerns an ordinary deficit or deferred depreciation ("AMORTISSEMENT REPUTES DIFFERES"), whatever be the original financial year, of any tax credits or claims it may have on any tax or administrative authority whatsoever, which it will have used (by deduction or otherwise) or obtained reimbursement in the future. More generally, the Companies have fulfilled and will remain in a position to fulfill their obligations concerning time limits in which to preserve documents, as these time limits are provided in commercial or fiscal regulations (and in particular, without this being limitative, by L 102 B of the Book of Tax Procedure).

                            In particular, the Companies shall have available all tax records such as detail schedules of tax depreciation of assets, all open years tax returns, all files and workpapers supporting tax returns.

              (g) The Companies are not subject of a current tax examination (nor is any one of them aware that any such direct or indirect examination is forthcoming) or to an enquiry instigated by an administrative authority leading, or likely to lead to the payment of a tax or a reassessment of the tax basis. The Companies have not received any notice of reassessment nor has any one of them been otherwise informed (in writing or orally) by an administrative authority of its intention to carry out any reassessment whatsoever.

                            The Vendor undertakes to indemnify the Companies for any additional tax payment resulting from a future tax examination of financial statements of the Companies related to periods up to and including 30 September, 1998.

                            In the event that the Companies are or have been subject to such tax examinations or enquiries, all documents, correspondence and supporting details should be provided to Scotts.

              (h) The Companies have not concluded any deed or been party to any transaction which is likely to be reassessed, rejected or re-qualified for the reason that the Companies had attempted to evade, circumvent or diminish its tax obligations or that of another person.

              (i) The Companies have not concluded an agreement or transaction or obtained a concession, tolerance or abatement in respect of a tax, with any administrative or political authority whatsoever that is not grounded on a strict application of the tax rules.

              (j)           With the exception of that detailed in SCHEDULE
                            8.1.24 (j), the Companies have never been party to a transfer, sale, exchange, contribution or transfer of any sort whatsoever for which they would not have paid registration, contribution or transfer taxes, stamp duties, real estate publicity taxes or others, or that they would be legally or contractually liable to pay after the Closing.

              (k) The Companies have not operated an enterprise nor directly or indirectly hold shares, units, financial interests or voting rights in a company or grouping in the conditions provided by Article 209 B of the General Tax Code. The Companies do not owe any monies, nor have they made any payments or settlements mentioned in Article 238 A of the General Tax Code. The Companies have not transferred any part of their assets outside France in the conditions defined in Article 238 bis 01 of the General Tax Code. The Companies are not nor have ever been a service supplier in the meaning of
                            Article 155 A of the General Tax Code.

              (l) The transfers of the Shares are in no way liable to involve by themselves any taxation at the expense of any of the Companies or the loss of carry-forward tax losses or any rights of a fiscal nature. The Companies do not benefit from any particular tax regime which could cease or be questioned in particular by the transfer of the Shares of by reason of any act or omission prior to the Closing .

              (m) The Companies do not benefit from a specific tax regime subordinated to the respect of any undertaking whatsoever by these Companies or by any other person. As regards the Companies which benefit from such special regimes, the undertakings to which the specific tax regime is subordinated have always been and remain fully respected.

              (n) The Companies do not benefit nor have they ever benefited from a tax advantage or a favourable tax regime subordinated to the granting of an approval by the competent representative of any administrative or political authority whatsoever.

              (o) The Companies do not benefit, nor have benefited from, by reason of a transaction made prior to the Closing, a suspension, postponement or deferral of tax.

              (p) The differences between the values of the assets and liabilities shown in the Annual Accounts, of each of the Companies and the fiscal value of such assets and liabilities is set forth in SCHEDULE 8.1.24(p).

              (q) The Companies have not consented to a guarantee or granted a security bearing on any of the property, assets or rights of the Companies, for taxes due (or allegedly due according to the competent tax authority) and unpaid.

              (r) The Companies are and always have been exclusively resident in their countries of constitution for tax purposes.

              (s) All the Companies which are party (or which have come into the rights of a Company that was a party) to any reorganisation operation (such as merger, partial contribution of assets, split-up, exchange or contribution of shares or otherwise) have properly taken (or re-taken) all the commitments to which had been subordinated the tax regime under which they were and which they had applied at the time and further to the said reorganisation operations, and that these commitments have always been and remain integrally respected. Generally, all the formalities and all the commitments necessary to ensure the tax neutrality of the said reorganisation operation have been properly accomplished, subscribed and respected.

              (t) The totality of the carried forward tax losses of each of the Companies (or of each tax group in the meaning of Article 223 A of the General Tax Code), whether it concerns ordinary deficits or deferred depreciation, and whatever their original financial year, are shown in the tax return submitted by each of the Companies (or by the parent company in each tax group) in respect of the last financial year. These carried forward tax losses are true and accurate, capable of being justified in both principle and amount, and capable of being fully set off against later profits realised by each Company (or by the tax group concerned) within the periods and time limits provided by the tax regulations.

              (u) The Companies have not proceeded with a carry-back of tax losses.

              (v) The Companies are not a member or parent company of a tax group constituted in application of the provisions of Article 223 A and following of the General Tax Code.

8.1.25        Intermediary Period

              (a)        Since 1 January 1998 there has been:

                         (i) No damage, destruction or loss (whether or not covered by insurance) or other event affecting in a materially unfavourable manner the assets, business or prospects of the Companies.

                         (ii)      Except as disclosed in Schedule 8.1.25
                                   (a)(ii), no decision in respect of the
                                   distribution or payment of dividends or any other distribution by the Companies to their shareholders, the dividends for the Shares being due to the Purchasing Subsidiaries, nor has there been any depreciation, increase or reduction of their capital.

                         (iii) No change in the accounting methods and practices used by the Companies, nor any changes concerning the depreciation or redemption rules nor any change in the rates used, and more generally the net equity ("capitaux propres") of the Companies is not less at the Closing than their net equity as at 31 December 1997. Since this date, the Companies have not undertaken any actual or potential commitment other than those incurred or borne in the normal course of business.

                         (iv) The Vendor declares that from 1 January 1998 to the date hereof, the Companies have been reasonably managed ("en bon pere de famille") and more particularly, the Companies :

                                   (1)       have from 1 January 1998 and up to
                                             the date of this Agreement, only
                                             carried out the operations falling
                                             within their usual activity and
                                             that, without litigation, they have
                                             not transferred or acquired any
                                             tangible or intangible assets ;

                                   (2) the management of the Companies has been carried on in a usual and normal way and the Companies have carried on their activities in the same way they have usually done without any material change being made ;

                                   (3)       have not realised from 1 January
                                             1998 and up to the date of this
                                             Agreement any operation which could
                                             affect the value of
                                             their business ("fonds de
                                             commerce"), their tangible and
                                             intangible assets ;

                                   (4) have complied with all social, tax, economic, customs, transport, temporary employment, environment, hygiene or other regulations ;

                                   (5) have not recruited or dismissed any employee, other than mentioned in
                                             SCHEDULE 8.1.25(iv)(5) , and

                                   (6)       have continued to honour their
                                             commitments, recovered all sums due
                                             to them and more generally carried
                                             on their activities in compliance
                                             with the declarations listed in
                                             this Agreement.

8.1.26        Other declarations

                     All facts and circumstances concerning the Companies, their activities, businesses, contracts, goods, accounts and results being of sufficient importance to be revealed to Scotts, have been effectively and entirely disclosed in writing to Scotts.


8.2           Warranties

8.2.1 The Vendor guarantees to Scotts and to the Companies, for the benefit of the Purchasing Subsidiaries:

8.2.2 That the above representations relating to the Companies are as at the date of this Agreement and shall be at the Closing full and accurate.

8.2.3 To bear any decrease affecting any of the assets, (after depreciation and provisions) of the Companies or increase affecting any item of the liabilities of the Companies following the appearance of an unaccounted liability or the increase of a liability for which no provision or insufficient provision has been made in respect of such assets or liabilities in the Closing Accounts as long as the cause or source of the increase of such liabilities or the decrease in such assets is prior the Closing.

8.2.4 To bear any damage which may result from an inaccuracy, omission (whether intentional or not) or failure concerning any of the declarations mentioned in Clause 8.1. above in the event that such damage will not have fully been indemnified pursuant to Clauses
              8.2.3. above. In this respect, the present warranties shall not be limited or affected in any manner whatsoever by any knowledge that Scotts and the Purchasing Subsidiaries may have acquired concerning the Companies in relation to any of the declarations contained in the Clause 8.1.

8.2.5         The determination of the sums due pursuant to Clauses 8.2.2., and
              8.2.3. and 8.2.4. above shall be made after having taken into account:

              (a) The amount of all interests, fines, costs and expenses of any nature incurred by the Companies including without limitation all legal and experts fees incurred in relation to this Agreement or its execution.

              (b) All taxes due by the Companies pursuant to the payment of such sums by the Vendor.

              (c) In respect of tax, any tax which merely constitutes a timing difference of the corresponding charge (reintegration of depreciation, reintegration of provisions, etc.) shall only be taken into account for the costs of any surcharges, penalties, late payment interest or fines as well as for the effects resulting from a possible decrease of applicable taxes, excluding therefore the principal which may be recovered subsequently by taking into account the disputed deductions.

              (d) Any insurance proceeds actually received under insurance policies taken out by the Companies covering the damage in respect of which a claim is being made under this Agreement.

8.2.6 The Vendor undertakes to pay the sums due pursuant to this Clause 8, upon written instructions of Scotts, to the Companies, the Vendor acting also as Promissor of the "STIPULATION POUR autrui" of which Scotts is the "STIPULANT", within a period of one month from the receipt by the Vendor of the notification sent by Scotts to the Vendor setting forth the reasons leading to the application of this Agreement. Beyond such period the sum shall bear interest without prior notification to the benefit of the Companies at an annual rate 5% per annum, without such provision being interpreted as the granting of a delay of payment.

              If court or arbitration proceedings were to be necessary to obtain payment of any amount due under this Agreement, and if the court or arbitration decision were to be in favour of Scotts, the Purchasing Subsidiaries or the Companies in whole or in part, the amount allocated to the Purchasing Subsidiaries and/or the Companies shall bear interest at the above rate, prorata temporis and compounded if such interest is due or is deemed due for a whole year, with effect from the first request for payment made by Scotts or Purchasing Subsidiaries and until full payment of the amount due notwithstanding any more recent date which the competent jurisdiction may decide as triggering the payment of interest.

8.2.7 Any increase in assets or reduction in liabilities in the Closing Accounts shall not give rise to any reimbursement, set-off or payment in favour of the Vendor, except for those occurring in the Working Capital to be taken into account in the calculation of the Change Amount.

8.2.8 For the application of Clause 8.2.3., the value of the following assets: (i) stocks of the Companies at the Closing, (ii) fixed assets of the Companies at the Closing, (iii) intangible assets of the Companies, listed in the Closing Accounts, shall not be challenged except if such assets do not exist or were no longer owned by the Companies at the Closing.

              Notwithstanding the above, the warranty set out in Clause 8.2.4., shall apply, should the state of such assets be misrepresented to Scotts by the Vendor.


CLAUSE 9.     LIMITS TO WARRANTIES OF VENDOR

9.1           Duration

9.1.1 Any claim made under Clause 8 concerning any order to pay tax, customs or social security arrears (hereinafter referred to as the "CLAIMS") shall be made within a period expiring one (1) month after the expiry of the longest of the time-limit period for exercising a claim by each of the authorities mentioned above and as far as other claims made under Clause 8 are concerned (hereinafter referred to as the "OTHER CLAIMS"), shall be made within a period of two (2) years from the Closing.

9.1.2 Scotts shall be entitled to claim any provision contained in this Agreement until the last day of the appropriate notice as defined above notwithstanding the fact that any sum due pursuant to a Claim or Other Claim would not be known or impossible to determine on the last day of the aforesaid notice period provided that:

              (a) as far as any Claim is concerned, a tax, custom or social security control shall have started or any notification of being served.

              (b) as far as any Other Claim is concerned, Scotts shall have notified such Other Claim to the Vendor.

9.1.3 In the event that, in the course of any tax, custom, social security or economic regulations dispute, the Companies shall have to procure to such authorities a guarantee or security until the definitive settlement of such disputes, the Vendor undertakes, at the election of Scotts, either (i) to grant itself such guarantees or securities required by such authorities in lieu of the Companies or (ii) to procure to the benefit of the Companies bank guarantees or suretes reelles, of the same amount and which would be acceptable to the Companies.

9.1.4 Furthermore, in the event that, notwithstanding the counterclaims initialised before the relevant authorities or courts, the concerned authorities would request the payment of any tax, penalty or interest, the Vendor undertakes to grant to the concerned Companies an advance without interest and of the same amount as the amount of such taxes, penalties or interest. In the event that such proceedings or claims would not succeed, the advance granted to Scotts by the Vendor shall be reimbursed within
              (15) fifteen days from the notification to the Companies of the end of the dispute.

9.2           Indemnification Threshold and Ceiling

9.2.1 The Vendor shall not be liable in respect of an Other Claim unless the amount of such Other Claim exceeds 100,000 FF provided that for the purpose of this Clause 9.2.1 a series of Other Claims resulting from the same cause or effect shall be regarded and aggregated as an single Other Claim.

9.2.2 The Vendor shall not be liable to indemnify the Purchasing Subsidiaries (on behalf of the Companies) with respect to Other Claims unless and until the sum of Other Claims accumulated by the Companies and meeting the requirements of Clause 9.2.1 shall have reached ten million French Francs (10,000,000 FF), at which time Vendor shall be immediately liable to indemnify the Companies for such total amount as well as any Other Claims meeting the requirements of Clause 9.2.1 and the time limitation of Clause
              9.1.1. The threshold set out in Clause 9.2.1 and in this Clause
              9.2.2 shall not apply to any sums which may be due by the Vendor to Scotts under Clauses 6.1 (c), 8.1.8(h) and (i), or 8.1.11 (a)
              (ii), the Parties will use good faith best efforts to settle any amounts which may be due under said clauses by 15 December 1998.

9.2.3 Vendor's maximum liability to the Purchasing Subsidiaries, acting on behalf of the Companies, shall not exceed a total amount equal to three hundred and fifty million French Francs (350,000,000 FF) of the Global Provisional Price, except if such liability results from or relates to:

              (i) Any untrue declaration(s) and representation(s) made by the Vendor under Clause 8;

              (ii) Any misrepresentation made by the Vendor under Clause 8, or

              (iii)         fraud;

              in which cases Vendor's maximum liability to the Purchasing Subsidiaries shall be 100% of the Global Provisional Price increased or decreased by the Change Amount.

9.3           Information and Intervention of the Vendor

9.3.1 When an event occurs which might give rise to a Claim or Other Claim under this Agreement, Scotts shall inform the Vendor within twenty (20) days of learning of the occurrence of such event by registered letter with acknowledgment of receipt.

9.3.2 As of the date of notification provided for in Clause 9.3.1. the Vendor shall if it so requires have the right to receive information or any documents which may be useful or necessary for the Vendor to defend its interests and to be able to carry out all verifications of such documents with the agreement of Scotts. This right to receive information extends to, for example, all books of accounts and accounting documents of the Companies.

9.3.3 The Vendor will also have a period of 30 business days to notify Scotts of its remarks or points it wishes to contest.

9.3.4 If there is no response within 30 business days of the above-mentioned notification, the Vendor will be deemed to have accepted the substance of such Claim(s) or Other Claim(s) and Scotts shall thus be entitled to assume that the Vendor has considered such Claim(s) or Other Claim(s) as properly arising.

9.3.5 In the event of an Other Claim made by a third party, or of any Claim , the Vendor, if it has informed Scotts that it considers such Other Claim or Claim as properly arising, will be entitled to ensure that Scotts and/or the Companies are represented by the legal advisors of Vendor's choice who will consult with the advisors of the Companies in all discussions and transactions, and this shall be exclusively at Vendor's expense and sole responsibility. Vendor may at its option control entirely the defence of such Claim or Other Claim.

9.3.6 Any settlement must have received the prior agreement of the Vendor, if the Vendor is not controlling the defence.

9.3.7 Failure by Scotts to carry out its duty to give information to the Vendor within the period laid down in Clause 9.3.1. may give rise to the termination of the right of Scotts to obtain indemnification from Vendor with respect to the Claim or Other Claim concerned, but only to the extent of the effective prejudice suffered by the Vendor in view of the failure to provide information within such period.

9.4           Investigations made by Scotts

              Notwithstanding the due diligence investigations and audit effected by Scotts, the warranties contained in this Clause 9 shall have full effect with respect to matters not disclosed in a Schedule.

9.5           Benefit of the warranties

              The warranties contained in this Agreement are expressly given for the benefit of the Purchasing Subsidiaries on behalf of the Companies and any other corporate entity which Scotts may have designated to acquire the Shares and/or the Belgian Business as well as all their assignees provided that in all cases, such beneficiaries belong to the same group as Scotts including without limitation all companies which would succeed to the Purchasing Subsidiaries in the event of merger or transfer of all or part of the Shares.

              The warranties shall remain applicable in the event of dissolution, absorption, contribution or transfer of all or part of the assets of the Companies.

              Scotts and the Purchasing Subsidiaries shall be able to call upon the present warranties even though they are no longer shareholders of the Companies.


CLAUSE 10.    REPRESENTATIONS AND WARRANTIES OF SCOTTS AND THE PURCHASING
              SUBSIDIARIES

              Scotts and the Purchasing Subsidiaries hereby represent and warrant to the Vendor that each of the representations and warranties is true and accurate at the date of this Agreement and will be true and accurate at the Closing.

              It is expressly agreed between the Parties that when a French law or regulations is referred to in the following warranties, the equivalent German and Austrian law or regulations shall be deemed to be referred to.

10.1          Representations

10.1.1        Authority of Scotts and the Purchasing Subsidiaries

              Scotts and the Purchasing Subsidiaries have full authority to enter into this Agreement and to perform the obligations or obtain the rights provided for hereunder. No consent, permission or court decision is required in this respect. This Agreement, constitutes legal and valid obligations of Scotts and the Purchasing Subsidiaries which are enforceable, in accordance with their respective terms.

              Scotts and the Purchasing Subsidiaries are corporations duly organised, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite power and authority to own, lease and operate their respective assets, properties and businesses and to carry on their respective business as now conducted.

10.1.2        Benefit of the warranties

              The warranties contained in Clause 10 of this Master Contract are expressly given for the benefit of the Vendor, or its assignees at the sole discretion of the Vendor.

              The warranties shall remain applicable in the event of dissolution, absorption, contribution or transfer of all or part of the assets of the Companies.


CLAUSE 11.    NON-COMPETE UNDERTAKING BY VENDOR

11.1 The Vendor hereby undertakes to Scotts that should the Vendor take any controlling interest, directly or indirectly, in any capacity or any form whatsoever (in particular as shareholder, promoter, de facto or de jure manager) in any enterprise having sales at least ten percent (10%) of which would be included in the Field and/or in the Territory (as those terms are defined in SCHEDULE 11.1)

              Within three months from the date on which the investment in question shall become effective, Vendor shall first offer to divest that portion of the enterprise in question having activities in the Field and/or in the Territory at a bona fide arm's length price to Scotts.

              Scotts shall inform the Vendor in writing of its interest in negotiating such purchase within a period of sixty (60) days from the date of the offer. If the Parties are unable to reach agreement within one hundred and twenty (120) days from the date of Vendor's offer, the Vendor shall be free to divest the portion at issue of the enterprise in question to any Third Party of its choice.

11.2 The undertakings set out in Clause 11.1 apply to the Territory for a duration of five 5 years as from the Closing.

11.3 The Vendor further undertakes, whether directly or through any individual or corporate entity, not to:

              (a) constitute or establish any business having a competitive or similar activity to any of the activities in the Field and in the Territory for a duration of 7 years as from the Closing ;

              (b) file, purchase or use in the Field and in the Territory, either directly or indirectly and without Scotts' prior agreement, any trademarks, patents, drawings or models relating wholly or partly to products or activities similar to those activities set out in SCHEDULE 11.1 by the Companies and the Belgian Business in the context of their businesses, except as permitted under the Agreement, for a duration of 7 years as from the Closing ;

              (c) provide or supply with competitive products any individual or corporate entity in the Field and in the Territory who is, at the date of such provision or supply, or who was during the previous twelve months, a customer of the Companies and / or the Belgian Business, except as permitted under (the Agreement), for a duration of 7 years as from the Closing ;

              (d) supply competitive products to customers in the Field in the Territory or to knowingly supply active ingredients to be used in competitive products to those in the Field, in the Territory (as defined in SCHEDULE 11.1), for a duration of 7 years as from the Closing ;

              (e) up to and until 31 December, 2000 except otherwise agreed by the Parties, solicit away from the Companies any person who is, at the time of the solicitation an officer, commercial agent, salaried consultant or employee (including commercial representatives) of the Companies and the Belgian Business and who was on the payroll of the Companies at the Closing ; or

              (f) up to and until 31 December, 2000 except otherwise agreed by the Parties, employ or engage or attempt to employ or engage or negotiate the employment, for activities which relate to those set out in SCHEDULE 11.1, by any other person, firm or company, any person who is at the Closing (or who was at any time during the previous twelve months) an officer, commercial agent, salaried consultant or said employee of the Companies and the Belgian Business.

11.4 Notwithstanding RP's undertaking in Clause 11.3, RP may supply Fipronil or any fiprole insecticide to a competitor of Scotts in the Territory for use as a household insecticide, except for such countries of the Territory where Scotts, the Purchasing Subsidiaries or the Companies have negotiated an exclusive distributor agreement for Fipronil as a household insecticide.


CLAUSE 12.    UNDERTAKINGS BY SCOTTS

12.1 It is expressly agreed that the registrations and active ingredients in the products of the Companies and the Belgian Business are for use in the Field and in the Territory (as defined in SCHEDULE 11.1). Use of such registrations and marketing, use or sale of the active ingredients of the products outside of the Field and outside of the Territory could violate the rights and obligations of Vendor, and Scotts on behalf of the Purchasing Subsidiaries and the Companies agrees to use diligent efforts to avoid improper use of registrations and marketing of such active ingredients outside of the Field. The undertaking hereunder is limited in time to the life of the active ingredients and registrations in question, including any renewals thereof.

12.2 Scotts shall cause Purchasing Subsidiaries and the Companies to diligently collect outstanding accounts receivable as at the Closing.


CLAUSE 13.    POST CLOSING OBLIGATIONS

13.1 The Purchasing Subsidiaries shall be liable for the payment of the registration duties and stamp duties arising out of the transfer of the Shares and the transfer of the Belgian Business.

13.2 The Purchasing Subsidiaries shall also be liable for the payment of the notarial fees incurred by the transfer of C GmbH Shares and C HG Shares.

13.3 All taxes attributable to the Companies (or any subsidiary or branch thereof) or properties, assets, operations, capital stock or surplus of the Companies (or any subsidiary or branch thereof) for periods from and/or after 1 October 1998, shall be the responsibility of the Purchasing Subsidiaries or Scotts.

13.4 For products already packaged or launched on the market, Scotts shall discontinue the use of the name " Rhone-Poulenc Jardin " not later than 30 September 2001 and shall take all steps necessary at its expense to accomplish the change of name. For new products not already packaged or launched, Scotts, on behalf of the Purchasing Subsidiaries shall use best efforts to discontinue the use of the name "Rhone-Poulenc Jardin" as soon as practicable after the Closing and not later than one year after the Closing.

13.5 The Vendor will cooperate with Scotts to adopt a procedure relating to change of name and change of ownership which minimises any disruptive impact on the Companies.


CLAUSE 14.    SUBSTITUTION

14.1 Neither Party may sell, assign, encumber, hypothecate or otherwise transfer in any manner (including through any contractual grant of its economic or voting rights) all or part of its rights and obligations hereunder except with the prior written consent of the other Party, which it shall be in the sole discretion of such other Party to grant or withhold.

14.2 Scotts will have the right to substitute for itself or to associate to itself one or several companies of its choice (owned and controlled by Scotts and/or to which the Vendor has no objection) (hereafter referred to as the "NOMINEE"), PROVIDED, however, such Nominee is designated in a written notice delivered to the Vendor not less than thirty (30) days prior to the Closing and PROVIDED, further, that the substitution of such Nominee shall not otherwise delay or impair the consummation of the transaction contemplated herein.

              In any event Scotts shall remain jointly and severally liable for the substituted entities in respect of all the rights and obligations entered into by Scotts either on its own behalf or on behalf of the Purchasing Subsidiaries under this Agreement. Scotts shall further guarantee the performance by such Nominee of the obligations hereunder.


CLAUSE 15.    FEES

              Regardless of whether or not the transactions contemplated hereby are consummated, each Party shall pay its own respective expenses (including, without limitation, the fees, disbursements and expenses of its attorneys, accountants and investment advisors) in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, except as otherwise provided in this Agreement.


CLAUSE 16.    ELECTION OF DOMICILE - NOTICES

16.1 For the purposes of this Master Contract, the Parties elect domicile at their respective addresses shown on pages 2 and 3 of this Master Contract.

16.2 All notices (or copies of notices) from one of the Parties will be delivered by registered letter with acknowledgment of receipt (the postmark being proof of delivery) to the other Party at the above mentioned addresses or to any other address which has been notified in the same manner.


CLAUSE 17.    CONFIDENTIALITY AND ANNOUNCEMENTS

17.1 With the exception of their professional advisers and Affiliates, the Parties shall keep terms and contents of this Master Contract and the Schedules attached hereto, the Additional Contracts, the Purchase Agreement, the Ancillary Agreements and all other documents and certificates referred to herein or therein (hereafter the "AGREEMENT") confidential and neither Party shall publish the same or refer publicly thereto without the consent of the other, except if a Party is obligated to do so by a legal constraint. The Parties shall cause their professional advisers and Affiliates to comply with secrecy undertakings not less cumbersome than those set forth herein. Should either Party be required by applicable law or competent judicial governmental or other authority to disclose any of the documents included in the Agreement, such Party agrees, prior to any such disclosure, to :

              (a)        immediately notify the other Party thereof,

              (b) consult with the other Party on the advisability of taking steps to resist or narrow any disclosure request, and,

              (c) cooperate with the other Party in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Agreement. The disclosing Party shall furnish only that portion of information in relation to the Agreement which is legally required to be disclosed as advised by such Party's counsel.

              Notwithstanding anything herein contained the disclosing Party will make all reasonable efforts to prevent any such disclosure.

17.2 The Vendor and Scotts shall consult together as to the terms, times and manner of any announcement or communication to customers, suppliers, staff, or to the press or otherwise of the fact of the sale and purchase hereby agreed and no such announcement shall be made except as agreed between the Vendor and Scotts, except as may be required by law.


CLAUSE 18.    ANCILLARY AGREEMENTS

18.1 To ensure the continuity of the business, it is expressly stated that the Purchasing Subsidiaries wish to enter into this Agreement in consideration of the performance of the following Ancillary Agreements with the Vendor and/or its affiliates and the Companies and the Belgian Business and/or the Purchasing Subsidiaries in exact conformity with those set out in SCHEDULE 18, which will be delivered at Closing :

              - RPA and RPJ Trademark License Agreements (from RPA to Scotts Affiliates, and from Scotts Affiliates to RPA.)

              -             RPA Products and RPA New Products Supply Agreement

              - Fipronil Supply Agreement (Current Products, Future Products and Nexa(TM)Technology Products)

              -             Research & Development Services Agreement

              -             Nexa(TM) Technology Cross-License Agreement

              -             Transitional Services Agreement

              -             RPA and RPJ Patent License Agreements

CLAUSE 19.    FURTHER ACTION

19.1 This Agreement insofar as its remains to be performed shall continue in full force and effect notwithstanding Closing.

19.2 Each Party will, both before and after the Closing, do everything reasonably necessary or desirable to give full effect to this Master Contract and the Schedules attached hereto, the additional contracts, the Purchase Agreement, the Ancillary Agreements and all other documents and certificates referred to herein or therein.


CLAUSE 20.    WAIVER

              No waiver by any of the Parties of any of the requirements hereof or of any of its rights hereunder shall have effect unless given in writing and signed by a director or other duly authorised officer of each Party.


CLAUSE 21.    SEVERABILITY

              If any provision(s) of this Master Agreement and the Schedules attached hereto, the additional contracts, the Purchase Agreement, the Ancillary Agreements and all other documents and certificates referred to herein or therein shall, to any extent, be held to be invalid, illegal or unenforceable in any give jurisdiction, or any governmental agency or authority shall require the Parties to delete any provision of this Agreement as a condition of validity, legality or enforceability of the remainder of this Agreement in any given jurisdiction, such invalidity, illegality, unenforceability or deletion shall not impair or effect the remaining provisions of this Agreement or the validity or enforceability of such provision in any other jurisdiction. The Parties shall endeavour through good faith negotiations to replace the invalid, illegal, unenforceable or deleted provision by valid provisions the economic effect of which comes as close as legally possible to that of the invalid, illegal unenforceable or deleted provision. If the Parties fail to reach agreement concerning replacement of such provision, the matter shall be referred to arbitration in accordance with Clause 23 hereof.


CLAUSE 22.    GOVERNING LAW

              This Agreement shall be governed by, and construed in accordance with, French law without regard to its conflict of laws principles.

CLAUSE 23.    SETTLEMENT OF DISPUTES

23.1          Amicable settlement

              Each of the Parties agrees to use diligent, good faith efforts to settle amicably any dispute which arises out of or in connection with this Agreement. Whenever a dispute arises, any Party may serve written notice upon the other Party stating that a dispute has arisen and containing a brief statement describing the nature of the dispute. Vendor and Scotts, respectively, shall communicate such notice to the President of Rhone-Poulenc Sante Vegetale et Animale ("RPSVA") and the Chief Executive Officer of Scotts, respectively, with the request that they negotiate a settlement of any such dispute. For such purpose, the President of RPSVA and the Chief Executive Officer of Scotts may have access to personnel of both Parties for assistance in arriving at a resolution. Any settlement accepted by both the President of RPSVA and the Chief Executive Officer of Scotts in accordance with this Clause 23.1 shall be binding on the Parties for all purposes. If the President of RPSVA and the Chief Executive Officer of Scotts are unable to resolve any such dispute within thirty (30) days of its having been referred to them hereunder, the arbitration provisions of Clause 23.2 shall apply.

23.2          Composition of the Arbitration Tribunal

              Any dispute between Scotts and the Vendor arising out of or in connection with this Agreement which the Parties are unable to resolve amicably in accordance with the provisions of Clause 23.1 shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC") (1998).

              The arbitration tribunal will be composed of three arbitrators, one appointed by RPA and one appointed by Scotts, and the third appointed by the two other arbitrators. The arbitration panel should decide in law and not as "amiables compositeurs". Unless otherwise agreed between the Parties in writing, the arbitration shall take place in Paris, France. The language of the arbitration shall be English.

23.3          Confidentiality

              The Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, the decision of the arbitrator, and any documents produced by the Parties in the course of the arbitration. Notwithstanding the foregoing, the Parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and any other persons who may be directly affected.

CLAUSE 24.    ENTIRE AGREEMENT

              This Master Agreement and the Schedules attached hereto, the additional contracts, the Purchase Agreement, the Ancillary Agreements and all other documents and certificates referred to herein or therein constitute the entire understanding of the Parties hereto regarding the sale and purchase of the Shares and the Belgian Business, and cancel and supersede all previous agreements, promises, representations and understandings, written or oral, between the Parties hereto with respect to the subject matter hereof. No modifications of this Master Contract, and the Schedules attached hereto, the additional contracts, the Purchase Agreement, the Ancillary Agreements and all other documents and certificates referred to herein or therein shall have any effect unless made in the form of an amendment in writing and signed by a director or other duly authorised officer of each Party.

              NOW, WHEREFORE, the Parties have caused this document to be executed in duplicate by their duly authorised representatives as of the dates indicated below.


Rhone-Poulenc Agro                             The Scotts Company


Name:  /s/ Philippe Dumont                     Name:  /s/ G. Robert Lucas
       ---------------------                          ----------------------
Title: Vice President                          Title: Sr. V.P.
       ---------------------                          ----------------------
Date:  September 30, 1998                      Date:  30 Sep 98
       ---------------------                          ----------------------


Rhone-Poulenc Agro Europe GmbH                 Scotts Celaflor GmbH & Co. K.G.


Name:  /s/ Philippe Dumont                     Name:  /s/ Matthew Reed
       ---------------------                          ----------------------
Title: Vice President                          Title: Director
       ---------------------                          ----------------------
Date:  September 30, 1998                      Date:  30-9-98
       ---------------------                          ----------------------


<<David>> Sechsundfunfzigste Beteiligungs      Scotts France Holdings S.A.R.L.
und Verwaltungsgesellschaft GmbH


Name:  /s/ Matthew Reed                        Name:  /s/ Matthew Reed
       ---------------------                          ----------------------
Title: Director                                Title: Director
       ---------------------                          ----------------------
Date:  30-9-98                                 Date:  30-9-98
       ---------------------                          ----------------------

Scotts France S.A.R.L.                         Scotts Belgium 2 B.V.B.A.


Name:  /s/ Matthew Reed                        Name:  /s/ G. Robert Lucas
       ---------------------                          ----------------------
Title: Attorney-in-fact                        Title: Director
       ---------------------                          ----------------------
Date:  30-9-98                                 Date:  30 Sep 98
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                                 MASTER CONTRACT

                            LIST OF OMITTED SCHEDULES
                            -------------------------

     Schedules                     Description
     ---------                     -----------

A                   Rhone-Poulenc Agro Board Resolution

B                   Scotts Company Board Resolution

3                   Assets and Liabilities of the Belgian Business

3.2                 Additional Contracts (for Germany and Austria)

4.3.1(a)            Model of Director's resignation letter

5.2.1               Letter of Guarantee

8.1.4(a)            Incorporation Formalities

8.1.4(c)            Permits

8.1.5(C)            Stock Option Plans

8.1.5(d)            Preferred Shares

8.1.6 Sureties, guarantees, "avals", undertakings and letters of comfort granted by the Companies or the Vendor

8.1.7(a)            Annual Accounts

8.1.7(b)            Disclosure on Accounts

8.1.8(a) Individuals employed by the Companies; Loans granted by Companies to Individuals

8.1.9(a)            Properties and Leases of the Companies

8.1.9(b) Liens, mortgages, securities and encumbrances related to the Properties

8.1.9(m)            Certificates of insurance

8.1.10(a)           Equipment rented under hire-purchase and leasing contracts

8.1.10(b)           Pledges and liens on equipment, etc.

     Schedules                     Description
     ---------                     -----------

8.1.11(a)           Contracts in force

8.1.11(b)           Litigation

8.1.11(d)           Change in Control Clauses

8.1.12              Top ten customers and suppliers

8.1.13              Bank Accounts

8.1.18(b)           List of Patents, Trademarks, Designs, Copyrights

8.1.18(d)           Restrictions or liens or other obligations on Trademarks,
                    Patents, designs and copyrights

8.1.19(a)           List of insurance policies

8.1.20              Loans and banking facilities

8.1,21(b)           Handling of Hazardous or Dangerous Substances

8.1.24(c)           Dates and amounts of advance tax payments

8.1.24(j)           Non-payment of Certain Taxes

8.1.24(o)           Tax deferral or postponement

8.1.24(p)           Differences between the value of the assets & liabilities in the accounts and the fiscal value

6.1.25(a)(ii)       Dividends since January 1, 1998

8.1.25(iv)(5)       Employee changes since January 1, 1998

11.1                Field and Territory

18                  Form of Ancillary Agreements